EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-166249) of our report dated November 22, 2010 relating to the consolidated financial statements of Raptor Pharmaceutical Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about Raptor Pharmaceutical Corp.’s ability to continue as a going concern), which appear in Raptor Pharmaceutical Corp.’s Annual Report on Form 10-K for the year ended August 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
October 14, 2011